As filed with the Securities and Exchange Commission on March 12, 2014

Registration No. 333-189168

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dune Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1389	95-4737507
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Two Shell Plaza

777 Walker Street, Suite 2300

Houston, Texas 77002

(713) 229-6300

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

James A. Watt

President and Chief Executive Officer

Two Shell Plaza

777 Walker Street, Suite 2300

Houston, Texas 77002

(713) 229-6300

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

William B. Nelson

Haynes and Boone, LLP

1221 McKinney Street

Suite 2100

Houston, Texas 77010

(713) 547-2000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-189168) (the “Registration Statement”) of Dune Energy, Inc. (the “Company”) is being filed pursuant to the undertakings in Item 17 of the Registration Statement to update and supplement the information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission on June 21, 2013, to include the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Annual Report”) that was filed with the Securities and Exchange Commission on March 7, 2014.

The information included in this filing amends this Registration Statement and the Prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated March 12, 2014

6,249,996 Shares of Common Stock

This prospectus relates to the resale of up to 6,249,996 shares of common stock, par value $0.001 per share, of Dune Energy, Inc. (the “common stock”). The common stock offered hereby may be offered for sale from time to time by the selling stockholders named in this prospectus.

The selling stockholders and their permitted transferees may offer and sell the common stock offered hereby from time to time at market prices, in negotiated transactions or otherwise. The timing and amount of any sale are within the sole discretion of the selling stockholders. The selling stockholders may sell the common stock offered hereby directly or through underwriters, brokers or dealers or through a combination of these methods. The selling stockholders will pay commissions or discounts to underwriters, brokers or dealers in amounts to be negotiated prior to the sale. We will not receive any of the proceeds from the sale of the common stock offered by the selling stockholders. See “Plan of Distribution” on page 24 for more information on this topic.

Our common stock is traded on the OTCQB tier of the OTC Markets Group Inc. under the symbol “DUNR.” On March 11, the closing price of our common stock was $1.00.

Investing in our common stock being offered for resale under this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 8 before you make an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus and incorporated by reference herein. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus or of any sale of the common stock being registered in the registration statement of which this prospectus forms a part.

The date of this prospectus is [                    ], 2014

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may sell the securities described in this prospectus in one or more offerings. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus and the information incorporated by reference herein and any prospectus supplement, the related exhibits filed with the SEC, together with the additional information described below under the headings “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and the information incorporated by reference herein. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making offers to sell or seeking offers to buy any of the securities covered by this prospectus in any state where the offer is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this document. Our business, financial condition, results of operations and prospects may have changed since this date.

Under no circumstances should the delivery to you of this prospectus or any offer or sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Dune,” the “Company,” the “Registrant,” “we,” “us,” and “our” mean Dune Energy, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, which we refer to as the Securities Act, that registers the resale by the selling stockholders of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.duneenergy.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. This prospectus contains a number of forward-looking statements that reflect management’s current views and expectations with respect to our business, strategies, future results and events and financial performance. All statements made in this prospectus other than statements of historical fact, including statements that address operating performance, events or developments that management expects or anticipates will or may occur in the future, including statements related to revenues, cash flow, profitability, adequacy of funds from operations, statements expressing general optimism about future operating results and non-historical information, are forward looking statements. In particular, the words “believe,” “expect,” “intend,” “anticipate,” “estimate,”

“may,” “will,” variations of such words, and similar expressions identify forward-looking statements, but are not the exclusive means of identifying such statements and their absence does not mean that the statement is not forward-looking. These forward-looking statements are subject to certain risks and uncertainties, including those discussed under “Risk Factors” and elsewhere in this prospectus. Our actual results, performance or achievements could differ materially from historical results as well as those expressed in, anticipated or implied by these forward-looking statements.

Readers should not place undue reliance on these forward-looking statements, which are based on management’s current expectations and projections about future events, are not guarantees of future performance, are subject to risks, uncertainties and assumptions (including, without limitation, those described herein) and apply only as of the date of this prospectus. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below in “Risk Factors” as well as those discussed elsewhere in this prospectus, and the risks discussed in our press releases and other communications to stockholders issued by us from time to time which attempt to advise interested parties of the risks and factors that may affect our business. Except as may be required under the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GLOSSARY OF OIL AND GAS TERMS

The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry and this prospectus:

Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

Bcf. One billion cubic feet of gas.

Bcfe. One billion cubic feet of natural gas equivalent, using the ratio of one barrel of crude oil, condensate or natural gas liquids to 6 Mcf of natural gas.

Boe. One barrel of oil equivalent, using the ratio of one barrel of crude oil, condensate or natural gas liquids to 6 Mcf of natural gas.

Btu. British thermal unit. One British thermal unit is the amount of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

Developed oil and gas reserves. Developed oil and gas reserves are reserves of any category that can be expected to be recovered: (i) through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and (ii) through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

Differential. An adjustment to the price of oil or gas from an established spot market price to reflect differences in the quality or location of oil or gas.

Exploratory well. A well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well, an extension well, a service well or a stratigraphic test well.

Extension well. An extension well is a well drilled to extend the limits of a known reservoir.

Gas. Natural gas.

MBbl. One thousand barrels of crude oil or other liquid hydrocarbons.

Mcf. One thousand cubic feet of gas.

Mcfe. One thousand cubic feet of gas equivalent, using the ratio of one barrel of crude oil, condensate or natural gas liquids to 6 Mcf of natural gas.

Mmbbls. One million barrels of crude oil or other liquid hydrocarbons.

Mmbtu. One million Btus.

Mmcf. One million cubic feet of gas.

MMcfe. One million cubic feet of gas equivalent.

Oil. Crude oil, condensate and natural gas liquids.

Operator. The individual or company responsible for the exploration or production of an oil or gas well or lease.

PV-10. The after tax present value of estimated future cash flow of proved reserves. The calculation is based on current commodity prices and is discounted at 10%.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including without limitation the “Risk Factors” section of this prospectus, and the documents incorporated by reference herein, including our consolidated financial statements and related notes, before making an investment decision. Some of the statements in this prospectus and the documents incorporated by reference herein constitute forward-looking statements. See “Cautionary Notice Regarding Forward-Looking Statements” for more information.

Our Company

Dune Energy, Inc., a Delaware corporation, is an independent energy company based in Houston, Texas. We were formed in 1998 and since May of 2004, we have been engaged in the exploration, development, acquisition and exploitation of crude oil and natural gas properties, with interests along the Louisiana/Texas Gulf Coast. Our properties cover over 74,000 gross acres across 15 producing oil and natural gas fields.

Our total proved reserves as of December 31, 2013 were 93.1 Bcfe, consisting of 50.1 Bcf of natural gas and 7.2 Mmbbls of oil. The PV-10 of our proved reserves at year end was $311.7 million based on the average of the oil and natural gas sales prices on the first day of each of the twelve months during 2013, which was $93.39 per bbl of oil and $3.66 per mcf of natural gas. During 2013, we added 7.7 Bcfe through extensions and discoveries and produced 4.5 Bcfe. In addition, we experienced a net downward revision of 0.1 Bcfe.

Our Business Strategy

We intend to use our competitive strengths to increase reserves, production and cash flow in order to maximize value for our stockholders. The following are key elements of this strategy:

Grow Through Exploitation, Development and Exploration of Our Properties. Our primary focus will continue to be the development and exploration efforts in our Gulf Coast properties. We believe that our properties and acreage position will allow us to grow organically through low-risk drilling in the near term, as this property set continues to present attractive opportunities to expand our reserve base through workovers and recompletions, field extensions, delineating deeper formations within existing fields and higher risk/higher reward exploratory drilling. In addition, we will constantly review, rationalize and “high-grade” our properties in order to optimize our existing asset base.

Actively Manage the Risks and Rewards of Our Drilling Program. Our strategy is to increase our oil and natural gas reserves and production while keeping our finding and development costs and operating costs (on a per Mcfe basis) competitive with our industry peers. We expect to implement this strategy through drilling exploratory and development wells from our inventory of available prospects that we have evaluated for geologic and mechanical risk and future reserve or resource potential. Our drilling program will contain some higher risk/ higher reserve potential opportunities as well as some lower risk/lower reserve potential opportunities in order to achieve a balanced program of reserve and production growth.

Maintain and Utilize State of the Art Technological Expertise. We expect to maintain and utilize our technical and operations teams’ knowledge of salt-dome structures and multiple stacked producing zones common in the Gulf Coast to enhance our growth prospects and reserve potential. We employ technical advancements, including 3-D seismic data, pre-stack depth and reverse-time migration, to identify and exploit new opportunities in our asset base. We also employ the latest directional drilling, completion and stimulation technology in our wells to enhance recoverability and accelerate cash flows associated with these wells.

Pursue Opportunistic Acquisitions of Underdeveloped Properties. We continually review opportunities to acquire producing properties, leasehold acreage and drilling prospects that are in core operating areas and require a minimum of initial upfront capital. We are also seeking to acquire operational control of properties that we believe have a solid proved reserve base coupled with significant exploitation and exploration potential. We will evaluate acquisition opportunities that we believe will further enhance our operations and reserves in a cost-effective manner.

2014 Budget. For 2014, we have targeted an initial capital budget of approximately $52 million (including dry-hole costs), primarily focused on our Garden Island Bay and Leeville field projects. The capital program will include several maintenance projects in addition to field exploitation within Garden Island Bay and Leeville. We intend to finance our 2014 capital expenditure plan primarily from cash flows from operations and our credit facility. Approximately $17 million will be expended in the first half of 2014. Success on these programs will provide cash flow and availability under our credit facility to conduct a drilling program across several fields in the second half of the year.

Summary Risk Factors

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider these risks, including all of the risks discussed in the section entitled “Risk Factors,” beginning on page 8 of this prospectus and discussed in the documents incorporated by reference herein, before investing in our common stock. Risks relating to our business include, among others:

•	We have had operating losses and limited revenues to date.

•	Our New Credit Agreement imposes significant operating and financial restrictions on us that may prevent us from pursuing certain business opportunities and restrict our ability to operate our business.

•	We may not be able to generate enough cash flow to meet our debt obligations.

•	We have substantial capital requirements that, if not met, may hinder our operations.

•	Recent economic conditions in the credit markets may adversely affect our financial condition.

•	Natural gas and oil prices are highly volatile, and lower prices will negatively affect our financial results.

•	Drilling for natural gas and oil is a speculative activity and involves numerous risks and substantial and uncertain costs that could adversely affect us.

•	We depend on successful exploration, development and acquisitions to maintain reserves and revenue in the future.

•	Our estimated reserves are based on many assumptions that may prove inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

•	Our identified drilling locations are scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

•	A substantial percentage of our proved reserves consist of undeveloped reserves.

•	Seismic studies do not guarantee that hydrocarbons are present or, if present, will produce in economic quantities.

•	We may experience difficulty in achieving and managing future growth.

•	We may be unable to integrate successfully the operations of any acquisitions with our operations and we may not realize all the anticipated benefits of the recent acquisitions or any future acquisition.

•	We rely on our senior management team and the loss of a single member could adversely affect our operations.

•	Competitive industry conditions may negatively affect our ability to conduct operations.

•	We may not be able to keep pace with technological developments in our industry.

•	Cyber-attacks targeting systems and infrastructure used by the oil and gas industry may adversely impact our operations.

•	Governmental regulation and liability for environmental matters may adversely affect our business, financial condition and results of operations.

•	Certain U.S. federal income tax deductions currently available with respect to oil and natural gas drilling and development may be eliminated as a result of future legislation.

•	The financial condition of our operators could negatively impact our ability to collect revenues from operations.

•	We may hedge the price risks associated with our production. Our hedge transactions may result in our making cash payments or prevent us from benefiting to the fullest extent possible from increases in prices for natural gas and oil.

•	The adoption of derivatives legislation by the U.S. Congress could have an adverse effect on the Company’s ability to use derivative instruments to reduce the effect of commodity price, interest rate, and other risks associated with its business.

•	If oil and natural gas prices decrease, we may be required to take write-downs of the carrying values of our oil and natural gas properties.

•	Our producing properties are located in regions that make us vulnerable to risks associated with operating in one major contiguous geographic area, including, but not limited to, the risk of damage or business interruptions from hurricanes and climate changes.

•	Unexpected subsurface conditions and other unforeseen operating hazards may adversely impact our oil and gas activities.

•	We may not have enough insurance to cover all of the risks we face and operators of prospects in which we participate may not maintain or may fail to obtain adequate insurance.

•	Market conditions or operational impediments may hinder our access to oil and natural gas markets or delay our production.

•	Terrorist attacks aimed at our energy operations could adversely affect our business.

•	The market price of our common stock may be volatile.

•	We do not intend to pay dividends on our common stock and our ability to pay dividends on our common stock is restricted.

•	Provisions of Delaware law and our charter and bylaws may delay or prevent transactions that would benefit stockholders.

•	Substantial sales of our common stock could adversely affect our stock price.

•	We may issue shares of preferred stock that could adversely affect holders of shares of our common stock.

General Corporate Information

Our principal offices are located at Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77022. We can be reached by phone at 713-229-6300 and our website address is www.duneenergy.com. Information on our website is not part of this prospectus.

THE OFFERING

The following is a summary of the shares being offered by the selling stockholders:

Common stock offered by selling stockholders	6,249,996 shares

Common stock outstanding as of the date of this Prospectus	72,152,555 shares

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholders.

Offering price	The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

RISK FACTORS

An investment in our common stock is subject to numerous risks, including those listed below and described elsewhere in this prospectus and the documents incorporated by reference herein. You should carefully consider these risks, along with the information provided elsewhere in this prospectus and the documents incorporated by reference herein before investing in the common stock. You could lose all or part of your investment in the common stock.

We have had operating losses and limited revenues to date.

We have operated at a loss each year since inception. Net losses applicable to common stockholders for the fiscal years ended December 31, 2012 and 2013 were $7.9 million and $47.0 million, respectively. Our revenues for the fiscal years ended December 31, 2012 and 2013 were $52.1 million and $55.5 million, respectively. We may not be able to generate significant revenues in the future. In addition, we expect to incur substantial operating expenses in connection with our natural gas and oil exploration and development activities. As a result, we may continue to experience negative cash flow for at least the foreseeable future and cannot predict if or when we might become profitable.

Our New Credit Agreement imposes significant operating and financial restrictions on us that may prevent us from pursuing certain business opportunities and restrict our ability to operate our business.

Our New Credit Agreement contains covenants that restrict our ability and the ability of certain of our subsidiaries to take various actions, such as:

•	have a leverage ratio of greater than 5.0 to 1.0 and to be reduced to 4.0 to 1.0;

•	have a current ratio of less than 1.0 to 1.0;

•	incur additional debt;

•	make distributions or other restricted payments;

•	make investments;

•	change its business;

•	enter into leases;

•	use the proceeds of loans other than as permitted by the New Credit Agreement;

•	sell receivables;

•	merge or consolidate or sell, transfer, ease or otherwise dispose of its assets;

•	sell properties and terminate hedges in excess of 5% of the borrowing base then in effect;

•	enter into transactions with affiliates of the Company;

•	organize subsidiaries;

•	agree to limit its ability to grant liens or pay dividends;

•	incur gas imbalances or make prepayments;

•	enter into hedge agreements in excess of agreed limits;

•	modify its organizational documents;

•	engage in certain types of hydrocarbon marketing activities; and;

•	should either James A. Watt or Frank T. Smith, Jr. cease to be active in the Company’s affairs and not replaced within 120 days by an individual acceptable to the lenders, an Event of Default shall be deemed to have occurred.

The New Credit Agreement also contains other customary covenants that, subject to certain exceptions, include, among other things: maintenance of existence; maintenance of insurance; compliance with laws; delivery of certain information; maintenance of properties; keeping of books and records; preservation of organizational existence; and further assurances requirements.

The restrictions contained in the New Credit Agreement could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

We may not be able to generate enough cash flow to meet our debt obligations.

We expect our earnings and cash flow to vary significantly from year to year due to the nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. Additionally, our future cash flow may be insufficient to meet our debt obligations and other commitments. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt obligations. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy and initiatives of our competitors, are beyond our control. If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	selling assets;

•	reducing or delaying capital investments;

•	seeking to raise additional capital; or

•	refinancing or restructuring our debt.

If for any reason we are unable to meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing our debt, which would allow our creditors at that time to declare all outstanding indebtedness to be due and payable. If amounts outstanding under our revolving credit facility or our notes were to be accelerated, we cannot be certain that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders.

We have substantial capital requirements that, if not met, may hinder our operations.

We have and expect to continue to have substantial capital needs as a result of our active exploration, development and acquisition programs. We expect that additional external financing will be required in the future to fund our growth. We may not be able to obtain additional financing, and financing under our new credit facility pursuant to the New Credit Agreement may not be available in the future. Without additional capital resources, we may be forced to limit or defer our planned natural gas and oil exploration and development program and this will adversely affect the recoverability and ultimate value of our natural gas and oil properties, which will in turn negatively affect our business, financial condition and results of operations.

Any additional capital raised through the sale of equity may dilute the ownership percentage of our stockholders. Raising any such capital could also result in a decrease in the nominal fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to new investors and may include preferences, superior voting rights and the issuance of other derivative securities, all of which may have a dilutive effect to existing investors.

Our ability to obtain financing, if and when necessary, may be impaired by such factors as the capital markets (both generally and in the oil and gas industry in particular), the location of our oil and gas properties, prices of oil and gas on the commodities markets (which will impact the amount of asset-based financing available to us) and the departure of key employees. Further, if oil or gas prices decline, our revenues will likely decrease and such decreased revenues may increase our requirements for capital. If the amount of capital we are able to raise from financing activities, together with revenues from our operations, are not sufficient to satisfy our capital needs (even if we reduce our operations), we may be required to cease operations, divest our assets at unattractive prices or obtain financing on unattractive terms.

Recent economic conditions in the credit markets may adversely affect our financial condition.

The disruption experienced in U.S. and global credit markets since the latter half of 2008 has resulted in instability in demand for oil and natural gas, resulting in volatile energy prices, and has affected the availability and cost of capital. In addition, capital and credit markets have experienced unprecedented volatility and disruption and continue to be unpredictable. Given the current levels of market volatility and disruption, the availability of funds from those markets has diminished substantially. Prolonged negative changes in domestic and global economic conditions or disruptions of the financial or credit markets may have a material adverse effect on our results from operations, financial condition and liquidity. At this time, it is unclear whether and to what extent the actions taken by the U.S. government will mitigate the effects of the financial market turmoil. The impact of the current difficult conditions on our ability to obtain, and the cost and terms of, any financing in the future is equally unclear. Any inability to obtain adequate financing under our new credit facility or to fund on acceptable terms could deter or prevent us from meeting our future capital needs to finance our development program, adversely affect the satisfaction or replacement of our debt obligations and result in a deterioration of our financial condition.

Natural gas and oil prices are highly volatile, and lower prices will negatively affect our financial results.

Our revenue, profitability, cash flow, oil and natural gas reserves value, future growth and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent on prevailing prices of natural gas and oil. Historically, the markets for natural gas and oil have been volatile, and those markets are likely to continue to be volatile in the future. It is impossible to predict future natural gas and oil price movements with certainty. Prices for natural gas and oil are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty and a variety of additional factors beyond our control. These factors include, but are not limited to:

•	the level of consumer product demand;

•	the domestic and foreign supply of oil and natural gas;

•	overall economic conditions;

•	weather conditions;

•	domestic and foreign governmental regulations and taxes;

•	the price and availability of alternative fuels;

•	political conditions in or affecting oil and natural gas producing regions;

•	the level and price of foreign imports of oil and liquefied natural gas; and

•	the ability of the members of the Organization of Petroleum Exporting Countries and other state-controlled oil companies to agree upon and maintain oil price and production controls.

Declines in natural gas and oil prices may materially adversely affect our financial condition, liquidity and ability to finance planned capital expenditures and results of operations and may reduce the amount of oil and natural gas that we can produce economically.

Drilling for natural gas and oil is a speculative activity and involves numerous risks and substantial and uncertain costs that could adversely affect us.

Our success will be largely dependent upon the success of our drilling program. Our prospects are in various stages of evaluation, ranging from prospects that are ready to drill to prospects that will require substantial additional seismic data processing and interpretation and other types of technical evaluation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. We cannot assure you that the analogies we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects. Drilling for natural gas and oil involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be discovered. The cost of drilling, completing and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors beyond our control, including:

•	unexpected or adverse drilling conditions;

•	elevated pressure or irregularities in geologic formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with governmental requirements; and

•	shortages or delays in the availability of drilling rigs, crews and equipment.

Even if drilled, our completed wells may not produce reserves of natural gas or oil that are economically viable or that meet our earlier estimates of economically recoverable reserves. A productive well may become uneconomic if water or other deleterious substances are encountered, which impair or prevent the production of oil or natural gas from the well. Our overall drilling success rate or our drilling success rate for activity within a particular project area may decline. Unsuccessful drilling activities could result in a significant decline in our production and revenues and materially harm our operations and financial condition by reducing our available cash and resources. Because of the risks and uncertainties of our business, our future performance in exploration and drilling may not be comparable to our historical performance.

We depend on successful exploration, development and acquisitions to maintain reserves and revenue in the future.

In general, the volume of production from natural gas and oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent that we conduct successful exploration and development activities or acquire properties containing proved reserves, or both, our proved reserves will decline as reserves are produced. Our future natural gas and oil production is, therefore, highly dependent on our level of success in finding or acquiring additional reserves. Additionally, the business of exploring for, developing or acquiring reserves is capital intensive. Recovery in our reserves, particularly undeveloped reserves, will require significant additional capital expenditures and successful drilling operations. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of natural gas and oil reserves would be impaired. In addition, we are dependent on finding partners for our exploratory activity and to the extent that others in the industry do not have the financial resources or choose not to participate in our exploration activities, we will be adversely affected.

Our estimated reserves are based on many assumptions that may prove inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

No one can measure underground accumulations of oil and natural gas in an exact way. Oil and natural gas reserve engineering requires subjective estimates of underground accumulations of oil and natural gas and assumptions concerning future oil and natural gas prices, production levels and operating and development costs.

As a result, estimated quantities of proved reserves and projections of future production rates and the timing of development expenditures may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves, which could adversely affect our business, results of operations and financial condition.

Further, the present value of future net cash flows from our proved reserves may not be the current market value of our estimated natural gas and oil reserves. In accordance with SEC requirements, we base the estimated discounted future net cash flows from our proved reserves on the 12-month average oil and gas index prices, calculated as the unweighted arithmetic average for the first-day-of-the-month price for each month and costs in effect on the date of the estimate, holding the prices and costs constant throughout the life of the properties. Actual future prices and costs may differ materially from those used in the net present value estimate, and future net present value estimates using then current prices and costs may be significantly less than the current estimate. In addition, the 10% discount factor we use when calculating discounted future net cash flows for reporting requirements in compliance with FASB ASC 932 may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the natural gas and oil industry in general.

Our identified drilling locations are scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

Our management has specifically identified and scheduled drilling locations as an estimation of our future multi-year drilling activities on our existing acreage. These scheduled drilling locations represent a significant component of our growth strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including oil and natural gas prices, the availability of capital, costs, drilling results, regulatory approvals and other factors. Because of these uncertainties, we do not know if the potential drilling locations we have identified will ever be drilled or if we will be able to produce oil or natural gas from these or any other potential drilling locations. As such, our actual drilling activities may materially differ from those presently identified, which could adversely affect our business.

A substantial percentage of our proved reserves consist of undeveloped reserves.

As of the end of our 2013 fiscal year, approximately 47% of our proved reserves were classified as proved undeveloped reserves. These reserves may not ultimately be developed or produced. As a result, we may not find commercially viable quantities of oil and natural gas, which in turn may have a material adverse effect on our results of operations.

Seismic studies do not guarantee that hydrocarbons are present or, if present, will produce in economic quantities.

We rely on seismic studies to assist us with assessing prospective drilling opportunities on our properties, as well as on properties that we may acquire. Such seismic studies are merely an interpretive tool and do not necessarily guarantee that hydrocarbons are present or, if present, will produce in economic quantities.

We may experience difficulty in achieving and managing future growth.

Future growth may place strains on our resources and cause us to rely more on project partners and independent contractors, possibly negatively affecting our financial condition and results of operations. Our ability to grow will depend on a number of factors, including, but not limited to:

•	our ability to obtain leases or options on properties for which we have 3-D seismic data;

•	our ability to acquire additional 3-D seismic data;

•	our ability to identify and acquire new exploratory prospects;

•	our ability to develop existing prospects;

•	our ability to continue to retain and attract skilled personnel;

•	our ability to maintain or enter into new relationships with project partners and independent contractors;

•	the results of our drilling program;

•	hydrocarbon prices; and

•	our access to capital.

We may not be successful in upgrading our technical, operations and administrative resources or in increasing our ability to internally provide certain of the services currently provided by outside sources, and we may not be able to maintain or enter into new relationships with project partners and independent contractors. Our inability to achieve or manage growth may adversely affect our financial condition and results of operations.

We may be unable to integrate successfully the operations of any acquisitions with our operations and we may not realize all the anticipated benefits of the recent acquisitions or any future acquisition.

Failure to successfully assimilate any acquisitions could adversely affect our financial condition and results of operations. Acquisitions involve numerous risks, including:

•	operating a significantly larger combined organization and adding operations;

•	difficulties in the assimilation of the assets and operations of the acquired business, especially if the assets acquired are in a new business segment or geographic area;

•	the risk that oil and natural gas reserves acquired may not be of the anticipated magnitude or may not be developed as anticipated;

•	the loss of significant key employees from the acquired business;

•	the diversion of management’s attention from other business concerns;

•	the failure to realize expected profitability or growth;

•	the failure to realize expected synergies and cost savings;

•	coordinating geographically disparate organizations, systems and facilities; and

•	coordinating or consolidating corporate and administrative functions.

Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. If we consummate any future acquisition, our capitalization and results of operation may change significantly, and you may not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in evaluating future acquisitions.

We rely on our senior management team and the loss of a single member could adversely affect our operations.

We depend to a large extent on the services of certain key management personnel, including James A. Watt, our President and Chief Executive Officer, Frank T. Smith, Jr., our Senior Vice President and Chief Financial Officer, and our other executive officers and key employees. The loss of Mr. Watt, Mr. Smith or other key management personnel could have a material adverse effect on our business, financial condition and results of operations. These individuals have extensive experience and expertise in evaluating and analyzing producing oil and natural gas properties and drilling prospects, maximizing production from oil and natural gas properties, marketing oil and natural gas production and developing and executing financing and hedging strategies. We do not maintain key-man life insurance with respect to any of our employees. Our success will be dependent on our ability to continue to employ and retain skilled technical personnel.

Competitive industry conditions may negatively affect our ability to conduct operations.

We encounter competition from other natural gas and oil companies in all areas of our operations, including the acquisition of exploratory prospects and proved properties. There is also competition for contracting for drilling equipment and the hiring of experienced personnel. Factors that affect our ability to compete in the marketplace include:

•	our access to the capital necessary to drill wells and acquire properties;

•	our ability to acquire and analyze seismic, geological and other information relating to a property;

•	our ability to retain and hire the personnel necessary to properly evaluate seismic and other information relating to a property;

•	our ability to hire experienced personnel, especially for our accounting, financial reporting, tax and land departments;

•	the location of, and our ability to access, platforms, pipelines and other facilities used to produce and transport oil and gas production; and

•	the standards we establish for the minimum projected return on an investment of our capital.

Our competitors include major integrated natural gas and oil companies and substantial independent energy companies, many of which possess greater financial, technological, personnel and other resources than we do. Many of our competitors are large, well-established companies that have been engaged in the natural gas and oil business much longer than we have and possess substantially larger operating staffs and greater capital resources than we do. These companies may be able to pay more for exploratory projects and productive natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry. We may not be able to conduct our operations, evaluate and select suitable properties and consummate transactions successfully in this highly competitive environment.

We may not be able to keep pace with technological developments in our industry.

The natural gas and oil industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage or competitive pressures may force us to implement those new technologies at substantial costs. In addition, other natural gas and oil companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies we use now or in the future were to become obsolete or if we are unable to use the most advanced commercially available technology, our business, financial condition and results of operations could be materially adversely affected.

Cyber-attacks targeting systems and infrastructure used by the oil and gas industry may adversely impact our operations.

Our business has become increasingly dependent on digital technologies to conduct certain exploration, development, production and financial activities. We depend on digital technology to estimate quantities of oil and gas reserves, process and record financial and operating data, analyze seismic and drilling information, and communicate with our employees and third party partners. Unauthorized access to our seismic data, reserves information or other proprietary information could lead to data corruption, communication interruption or other operational disruptions in our exploration or production operations. Also, computers control nearly all of the oil and gas distribution systems in the United States and abroad, which are necessary to transport our production to market. A cyber-attack directed at oil and gas distribution systems could damage critical distribution and storage assets or the environment, delay or prevent delivery of production to markets and make it difficult or impossible to accurately account for production and settle transactions. While we have not experienced cyber-attacks, there is no assurance that we will not suffer such attacks and resulting losses in the future. Further, as cyber-attacks continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber-attacks.

Governmental regulation and liability for environmental matters may adversely affect our business, financial condition and results of operations.

Natural gas and oil operations are subject to various federal, state and local government regulations that may change from time to time. Matters subject to regulation include discharge permits for drilling operations, plug and abandonment bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of natural gas and oil wells below actual production capacity in order to conserve supplies of natural gas and oil. Other federal, state and local laws and regulations relating primarily to the protection of human health and the environment apply to the development, production, handling, storage, transportation and disposal of natural gas and oil, by-products thereof and other substances and materials produced or used in connection with natural gas and oil operations. In addition, we may be liable for environmental damages caused by previous owners of property we purchase or lease. Some environmental laws provide for joint and several strict liability for remediation of releases of hazardous substances, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances such as oil and natural gas related products. As a result, we may incur substantial liabilities to third parties or governmental entities and may be required to incur substantial remediation costs. We also are subject to changing and extensive tax laws, the effects of which cannot be predicted. Compliance with existing, new or modified laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

Certain U.S. federal income tax deductions currently available with respect to oil and natural gas drilling and development may be eliminated as a result of future legislation.

In recent years, the current U.S. government’s budget proposals and other proposed legislation have included the elimination of certain key U.S. federal income tax incentives currently available to oil and gas exploration and production. If enacted into law, these proposals would eliminate certain tax preferences applicable to taxpayers engaged in the exploration or production of natural resources. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities and (iv) increasing the amortization period for certain geological and geophysical expenditures paid or incurred in connection with the exploration for or development of, oil and gas within the United States. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could increase our tax liability and negatively impact our financial condition and results of operations.

The financial condition of our operators could negatively impact our ability to collect revenues from operations.

We operate the majority of the properties in which we have working interests. In the event that an operator of our remaining properties experiences financial difficulties, this may negatively impact our ability to receive payments for our share of net production to which we are entitled under our contractual arrangements with such operator. While we seek to minimize such risk by structuring our contractual arrangements to provide for production payments to be made directly to us by first purchasers of the hydrocarbons, there can be no assurances that we can do so in all situations covering our non-operated properties.

We may hedge the price risks associated with our production. Our hedge transactions may result in our making cash payments or prevent us from benefiting to the fullest extent possible from increases in prices for natural gas and oil.

Because oil and natural gas prices are unstable, we may reduce our exposure to the volatility of oil and natural gas prices by hedging a portion of our production by entering into price risk management transactions such as swaps, collars, futures and options. Our hedging arrangements may apply only to a portion of our production, thereby providing only partial protection against declines in natural gas and oil prices. Hedging also prevents us from receiving the full advantage of increases in oil or natural gas prices above the maximum fixed amount specified in the hedge agreement. Conversely, hedging may limit our ability to realize cash flows from commodity price increases. In a typical hedge transaction, we have the right to receive from the hedge counterparty the excess of the maximum fixed price specified in the hedge agreement over a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the maximum fixed price, we must pay the counterparty this difference multiplied by the quantity hedged even if we had insufficient production to cover the quantities specified in the hedge agreement. Accordingly, if we have less production than we have hedged when the floating price exceeds the fixed price, we must make payments against which there are no offsetting sales of production. If these payments become too large, the remainder of our business may be adversely affected.

In addition, hedging agreements expose us to risk of financial loss if the counterparty to a hedging contract defaults on its contract obligations. This risk of counterparty performance is of particular concern given the disruptions that occurred in the financial markets that lead to sudden changes in a counterparty’s liquidity and hence their ability to perform under the hedging contract.

The adoption of derivatives legislation by the U.S. Congress could have an adverse effect on the Company’s ability to use derivative instruments to reduce the effect of commodity price, interest rate, and other risks associated with its business.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Act”), signed into law in 2010, establishes, among other provisions, federal oversight and regulation of the over-the-counter derivatives market and entities, such as the Company, that participate in that market. The Dodd Act required the Commodities Futures Trading Commission (“CFTC”) and the SEC to promulgate rules and regulations implementing the new legislation; although the CFTC and the SEC have issued final regulations in certain areas, final rules in other areas and the scope of relevant definitions and/or exemptions still remain to be finalized. In its rulemaking under the Dodd Act, the CFTC has issued a final rule on position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalents; the CFTC’s final rule was set aside by the U.S. District Court for the District of Columbia on September 28, 2012 and remanded to the CFTC to resolve ambiguity as to whether statutory requirements for such limits to be determined necessary and appropriate were satisfied. The CFTC appealed this ruling, but subsequently withdrew its appeal. On November 5, 2013, the CFTC approved a Notice of Proposed Rulemaking to implement new position limits regulation which would be published later in a final rule. Certain bona fide hedging transactions or positions are exempt from these position limits. While it is not possible at this time to predict when the CFTC will finalize the position limit rule or other related rules and regulations, depending on our classification, these rules and regulations may require us to comply with margin requirements and with certain clearing and trade-execution requirements in connection with our derivative activities. The Dodd Act may also require the counterparties to derivative instruments to spin off some of their derivatives activities to separate entities, which may not be as creditworthy as the current counterparties. The Dodd Act and any new regulations could significantly increase the cost of derivative contracts (including through requirements to post collateral which could adversely affect our available liquidity), materially alter the terms of derivative contracts and reduce the availability of derivatives to protect against risks we encounter. Finally, the Dodd Act was intended, in part, to reduce the volatility of oil and natural-gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. Our revenues could therefore be adversely affected if a consequence of the Dodd Act and regulations is to lower commodity prices. Any of these consequences could have a material adverse effect on our ability to hedge risks and on our consolidated financial position, results of operations, or cash flows.

If oil and natural gas prices decrease, we may be required to take write-downs of the carrying values of our oil and natural gas properties.

Certain accounting rules may require us to write down the carrying value of our properties when oil and natural gas prices decrease or when we have substantial downward adjustments of our estimated proved reserves, increases in our estimates of development costs or deterioration in our exploration results. Once incurred, a write-down of our oil and natural gas properties is not reversible at a later date. Any write-down would constitute a non-cash charge to earnings and could have a material adverse effect on our results of operations for the periods in which such charges are taken.

Our producing properties are located in regions that make us vulnerable to risks associated with operating in one major contiguous geographic area, including, but not limited to, the risk of damage or business interruptions from hurricanes and climate changes.

Our properties are located onshore and in state waters along the Texas and Louisiana Gulf Coast region of the United States. As a result of this geographic concentration, we are disproportionately affected by any delays or interruptions in production or transportation in these areas caused by governmental regulation, transportation capacity constraints, natural disasters, regional price fluctuations or other factors. This is particularly true of our inland water drilling and offshore operations, which are susceptible to hurricanes and other tropical weather disturbances. Such disturbances have in the past and will in the future have any or all of the following adverse effects on our business:

•	interruptions to our operations as we suspend production in advance of an approaching storm;

•	damage to our facilities and equipment, including damage that disrupts or delays our production;

•	disruption to the transportation systems we rely upon to deliver our products to our customers; and

•	damage to or disruption of our customers’ facilities that prevents us from taking delivery of our products.

In an interpretative guidance on climate change disclosures, the SEC indicates that climate change could have an effect on the severity of weather (including hurricanes and floods), sea levels, the arability of farmland, and water availability and quality. If such effects were to occur, our exploration and production operations have the potential to be adversely affected. Potential adverse effects could include damages to our facilities from powerful winds or rising waters in low-lying areas, disruption of our production activities either because of climate-related damages to our facilities in our costs of operation potentially arising from such climatic effects, less efficient or non-routine operating practices necessitated by climate effects or increased costs for insurance coverages in the aftermath of such effects. Significant physical effects of climate change could also have an indirect affect on our financing and operations by disrupting the transportation or process-related services provided by midstream companies, service companies or suppliers with whom we have a business relationship. We may not be able to recover through insurance some or any of the damages, losses or costs that may result from potential physical effects of climate change.

Unexpected subsurface conditions and other unforeseen operating hazards may adversely impact our oil and gas activities.

The oil and gas business involves a variety of operating risks, including fire, explosions, blow-outs, pipe failure, casing collapse, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures and discharges of toxic gases, underground migration and surface spills or mishandling of fracture fluids including chemical additives, the occurrence of any of which could result in substantial losses to us due to injury and loss of life, severe damage to and destruction of property, natural resources and equipment, pollution and other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. The impact that any of these risks may have upon us is increased due to the low number of producing properties we own.

We may not have enough insurance to cover all of the risks we face and operators of prospects in which we participate may not maintain or may fail to obtain adequate insurance.

In accordance with customary industry practices, we maintain insurance coverage against some, but not all, potential losses in order to protect against the risks we face. We do not carry business interruption insurance. We may elect not to carry insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. In addition, we cannot insure fully against pollution and environmental risks. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations. The impact of hurricanes in the areas where we operate has resulted in escalating insurance costs and less favorable coverage terms.

Oil and natural gas operations are subject to particular hazards incident to the drilling and production of oil and natural gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires and pollution and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operation. We do not operate all of the properties in which we have an interest. In the projects in which we own a non-operating interest directly, the operator for the prospect maintains insurance of various types to cover our operations with policy limits and retention liability customary in the industry. We believe the coverage and types of insurance are adequate. The occurrence of a significant adverse event that is not fully covered by insurance could result in the loss of our total investment in a particular prospect, which could have a material adverse effect on our financial condition and results of operations.

Market conditions or operational impediments may hinder our access to oil and natural gas markets or delay our production.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of our reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of transport vessels, gathering systems, pipelines and processing facilities owned and operated by third parties under interruptible or short-term transportation agreements. Under the interruptible transportation agreements, the transportation of our natural gas may be interrupted due to capacity constraints on the applicable system, for maintenance or repair of the system or for other reasons as dictated by the particular agreements. Our failure to obtain such services on acceptable terms could materially harm our business. We may be required to shut in wells due to lack of a market or the inadequacy or unavailability of natural gas pipeline or gathering system capacity. If that were to occur, we would be unable to realize revenue from those wells unless and until we made arrangements for delivery of their production to market.

Additionally, the price and terms for access to pipeline transportation in the U.S. remain subject to extensive federal and state regulation. If these regulations change, or if rate increase requests are approved, we could face higher transmission costs for our production and, possibly, reduced access to transmission capacity. Various proposals and proceedings that might affect the petroleum industry are pending before Congress, the Federal Energy Regulatory Commission, or FERC, various state legislatures, and the courts. The industry historically has been heavily regulated and we can offer you no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue nor can we predict what effect such proposals or proceedings may have on our operations.

Terrorist attacks aimed at our energy operations could adversely affect our business.

The continued threat of terrorism and the impact of military and other government action have led and may lead to further increased volatility in prices for oil and natural gas and could affect these commodity markets or the financial markets used by us. In addition, the U.S. government has issued warnings that energy assets may be a future target of terrorist organizations. These developments have subjected our oil and natural gas operations to increased risks. Any future terrorist attack on our facilities, those of our customers, the infrastructure we depend on for transportation of our products, and, in some cases, those of other energy companies, could have a material adverse effect on our business.

The market price of our common stock may be volatile.

The trading price of our common stock and the price at which we may sell common stock in the future could be subject to large fluctuations in response to a variety of events or conditions, including, but not limited to, any of the following:

•	limited trading volume in our common stock;

•	quarterly variations in operating results;

•	our involvement in litigation;

•	general financial market conditions;

•	the prices of natural gas and oil;

•	announcements by us and our competitors;

•	our liquidity;

•	our ability to raise additional funds; and

•	changes in government regulations.

We do not intend to pay dividends on our common stock and our ability to pay dividends on our common stock is restricted.

We have not historically paid a dividend on our common stock, cash or otherwise, and do not intend to do so in the foreseeable future. We are currently restricted from paying dividends on our common stock by the indenture governing our New Notes and by our New Credit Agreement. Any future dividends also may be restricted by our then-existing debt agreements.

Provisions of Delaware law and our charter and bylaws may delay or prevent transactions that would benefit stockholders.

Our certificate of incorporation and bylaws and the Delaware General Corporation Law, or the DGCL, contain provisions that may have the effect of delaying, deferring or preventing a change of control of the Company. These provisions, among other things, authorize the Company’s board of directors to set the terms of preferred stock.

Because of these provisions, persons considering unsolicited tender offers or other unilateral takeover proposals may be more likely to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. As a result, these provisions may make it more difficult for our stockholders to benefit from transactions that are opposed by our board of directors.

Substantial sales of our common stock could adversely affect our stock price.

Sales of a substantial number of shares of our common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock by introducing a large number of sellers to the market. Such sales could cause the market price of our common stock to decline. We cannot predict whether future sales of our common stock, or the availability of our common stock for sale, will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

We may issue shares of preferred stock that could adversely affect holders of shares of our common stock.

Our board of directors is authorized to issue additional classes or series of shares of preferred stock without any action on the part of the holders of shares of our common stock, subject to the limitations of our certificate of incorporation and the DGCL. Our board of directors also has the power, without approval of the holders of shares of our common stock and subject to the terms of our certificate of incorporation and the DGCL, to set the terms of any such classes or series of shares of preferred stock that may be issued, including voting rights, dividend rights, conversion features, preferences over shares of our common stock with respect to dividends or if we liquidate, dissolution or winding-up of our business and other terms. If we issue shares of preferred stock in the future that have a preference over shares of our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue shares of preferred stock with voting rights that dilute the voting power of shares of our common stock, the rights of holders of shares of our common stock or the trading price of shares of our common stock could be adversely affected.

OUR COMPANY

Overview

Dune Energy, Inc., a Delaware corporation, is an independent energy company based in Houston, Texas. We were formed in 1998 and since May of 2004, we have been engaged in the exploration, development, acquisition and exploitation of crude oil and natural gas properties, with interests along the Louisiana/Texas Gulf Coast. Our properties cover over 74,000 gross acres across 15 producing oil and natural gas fields.

Detailed Business Information

For detailed information about our business and properties, please see the documents incorporated by reference in this prospects, as listed on page 27.

Our Business Strategy

We intend to use our competitive strengths to increase reserves, production and cash flow in order to maximize value for our stockholders. The following are key elements of this strategy:

Grow Through Exploitation, Development and Exploration of Our Properties. Our primary focus will continue to be the development and exploration efforts in our Gulf Coast properties. We believe that our properties and acreage position will allow us to grow organically through low-risk drilling in the near term, as this property set continues to present attractive opportunities to expand our reserve base through workovers and recompletions, field extensions, delineating deeper formations within existing fields and higher risk/higher reward exploratory drilling. In addition, we will constantly review, rationalize and “high-grade” our properties in order to optimize our existing asset base.

Actively Manage the Risks and Rewards of Our Drilling Program. Our strategy is to increase our oil and natural gas reserves and production while keeping our finding and development costs and operating costs (on a per Mcfe basis) competitive with our industry peers. We expect to implement this strategy through drilling exploratory and development wells from our inventory of available prospects that we have evaluated for geologic and mechanical risk and future reserve or resource potential. Our drilling program will contain some higher risk/ higher reserve potential opportunities as well as some lower risk/lower reserve potential opportunities in order to achieve a balanced program of reserve and production growth.

Maintain and Utilize State of the Art Technological Expertise. We expect to maintain and utilize our technical and operations teams’ knowledge of salt-dome structures and multiple stacked producing zones common in the Gulf Coast to enhance our growth prospects and reserve potential. We employ technical advancements, including 3-D seismic data, pre-stack depth and reverse-time migration, to identify and exploit new opportunities in our asset base. We also employ the latest directional drilling, completion and stimulation technology in our wells to enhance recoverability and accelerate cash flows associated with these wells.

Pursue Opportunistic Acquisitions of Underdeveloped Properties. We continually review opportunities to acquire producing properties, leasehold acreage and drilling prospects that are in core operating areas and require a minimum of initial upfront capital. We are also seeking to acquire operational control of properties that we believe have a solid proved reserve base coupled with significant exploitation and exploration potential. We will evaluate acquisition opportunities that we believe will further enhance our operations and reserves in a cost-effective manner.

2014 Budget. For 2014, we have targeted an initial capital budget of approximately $52 million (including dry-hole costs), primarily focused on our Garden Island Bay and Leeville field projects. The capital program will include several maintenance projects in addition to field exploitation within Garden Island Bay and Leeville. We intend to finance our 2014 capital expenditure plan primarily from cash flows from operations and our credit facility. Approximately $17 million will be expended in the first half of 2014. Success on these programs will provide cash flow and availability under our credit facility to conduct a drilling program across several fields in the second half of the year.

Offices

Our headquarters are located at Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002. Our telephone number is (713) 229-6300.

USE OF PROCEEDS

The common stock to be offered and sold pursuant to this prospectus will be offered and sold by the selling stockholders. We will not receive any proceeds from the sale of the common stock by the selling stockholders.

PRIVATE PLACEMENT OF COMMON STOCK

On December 21, 2012, we issued 18,749,997 shares of our common stock in the amounts and to the parties identified below (the “Investors”), pursuant to a Stock Purchase Agreement (collectively the “Stock Purchase Agreements” and such transaction the “Financing”) between the Company and each such stockholder, resulting in gross proceeds to the Company of $30,000,000 (the “Initial Closing”). Under the Stock Purchase Agreement, we had the right, upon our election, and subject to our meeting certain performance objectives, to conduct two additional closings with the Investors prior to December 31, 2013 (each a “Subsequent Closing”). In each Subsequent Closing, we would issue up to 6,250,000 shares of our common stock at a purchase price of $1.60 per share or a total purchase price of up to $10,000,000. On May 8, 2013, we conducted a Subsequent Closing in which we issued 6,249,996 shares of our common stock to the Investors, as identified below resulting in gross proceeds to the Company of $10,000,000. On June 28, 2013, we conducted the final Subsequent Closing in which we issued 6,249,996 shares of our common stock to the Investors, as identified below resulting in gross proceeds to the Company of $10,000,000.

Purchaser	Number of Shares Purchased in December 21, 2012 Closing	Number of Shares Purchased in May 8, 2013 Closing	Number of Shares Purchased in June 28, 2013 Closing
Simplon Partners, L.P.	196,965	65,429	65,429
Simplon International Limited	482,226	160,968	160,968
Highbridge International, LLC	1,034,705	344,901	344,901
West Face Long Term Opportunities Global Master L.P.	2,980,550	993,516	993,516
BlueMountain Distressed Master Fund L.P.	822,314	274,105	274,105
BlueMountain Long/Short Credit Master Fund L.P.	930,563	310,188	310,188
BlueMountain Long/Short Credit and Distressed Reflection Fund PLC, a sub-fund of AAI Blue Mountain Fund PLC	66,606	22,202	22,202
Blue Mountain Credit Alternatives Master Fund L.P.	953,573	317,857	317,857
BlueMountain Timberline Ltd.	841,390	280,463	280,463
BlueMountain Kicking Horse Fund L.P.	2,378	793	793
BlueMountain Strategic Credit Master Fund L.P.	126,985	42,328	42,328
BlueMountain Credit Opportunities Master Fund I L.P.	383,245	127,748	127,748
Zell Credit Opportunities Side Fund, L.P.	1,268,542	422,847	422,847
Whitebox Multi-Strategy Partners, LP	442,487	147,496	147,496
Pandora Select Partners, LP	187,750	62,583	62,583
Whitebox Credit Arbitrage Partners, LP	462,738	154,246	154,246
TPG Opportunity Fund I, L.P.	1,866,320	622,107	622,107
TPG Opportunity Fund III, L.P.	799,852	266,617	266,617
Mardi Gras Ltd.	689,986	229,995	229,995
High Ridge Ltd.	3,976,068	1,325,356	1,325,356
Strategic Value Special Situations Fund, L.P.	234,754	78,251	78,251

SELLING SECURITY HOLDERS

The shares of common stock being offered by the selling security holders are those previously issued to the selling security holders in the May 8, 2013 Subsequent Closing. For additional information regarding the issuances of the common stock, see the description in “Private Placement of Common Shares” above. All information in the following table and related footnotes has been supplied to us by the selling security holders, and we have relied on their representations.

We are including the shares of common stock in order to permit the selling security holders to offer the shares for resale from time to time. The selling security holders have not had any material relationship with us within the past three years except for (i) the ownership of the shares of common stock and (ii) certain matters related to Stephen P. Kovacs, a former director of the Company. On September 10, 2012, Stephen P. Kovacs, commenced employment with Strategic Value Partners, LLC, an affiliate of Mardi Gras Ltd., High Ridge Ltd. and Strategic Value Special Situations Fund, L.P. as a Managing Director. At that time, Mr. Kovacs resigned from the Company’s Audit Committee. Mr. Kovacs did not participate in the meetings or negotiations related to the Financing. Mr. Kovacs resigned from the Company’s board of directors on January 8, 2013.

The table below lists the selling security holders and other information regarding the beneficial ownership of the shares of common stock by each of the selling security holders. The first column lists the names of the selling security holders. The second column lists the number of shares beneficially owned by each selling security holder prior this offering. The third column lists the maximum number of shares of common stock being offered by this prospectus by the selling security holders. In accordance with the terms of a registration rights agreement with the Investors, this prospectus generally covers the resale of at least the number of shares of common stock issued pursuant to the Stock Purchase Agreements in the May 8, 2013 Subsequent Closing. The fourth column lists the number of shares that will be beneficially owned by each selling security holder and the percentage of the outstanding common stock of the Company such shares represent, assuming the sale of all of the shares offered by the selling security holders pursuant to this prospectus. Percentage ownership of common stock is based on 72,152,555 shares of our common stock outstanding as of March 7, 2014.

The selling security holders may sell all, some or none of their shares in this offering. See “Plan of Distribution.” Unless otherwise indicated, all information contained below is as of March 7, 2014.

Name of Selling Security Holders	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares and Percentage of Common Stock Owned After Offering
Simplon Partners, L.P. (1)	719,250	65,429	653,821
			0.9%
Simplon International Limited (2)	2,063,858	160,968	1,902,890
			2.6%
Highbridge International, LLC (3)	3,580,658	344,901	3,235,757
			4.5%
West Face Long Term Opportunities Global Master L.P. (4)	10,896,823	993,516	9,903,307
			13.7%
BlueMountain Distressed Master Fund L.P. (5)	3,006,362	274,105	2,732,257
			3.8%
BlueMountain Long/Short Credit Master Fund L.P. (6)	3,402,118	310,188	3,091,930
			4.3%
BlueMountain Long/Short Credit and Distressed Reflection Fund PLC, a sub-fund of AAI Blue Mountain Fund PLC (7)	243,510	22,202	221,308
			0.3%
Blue Mountain Credit Alternatives Master Fund L.P. (8)	3,486,242	317,857	3,168,385
			4.4%
BlueMountain Timberline Ltd. (9)	3,076,102	280,463	2,795,639
			3.9%
BlueMountain Kicking Horse Fund L.P. (10)	8,695	793	7,902
			0.0%
BlueMountain Strategic Credit Master Fund L.P. (11)	464,253	42,328	421,925
			0.6%
BlueMountain Credit Opportunities Master Fund I L.P. (12)	1,401,134	127,748	1,273,386
			1.8%
Zell Credit Opportunities Side Fund, L.P. (13)	4,637,762	422,847	4,214,915
			5.8%
Whitebox Multi-Strategy Partners, LP (14)	1,515,769	147,496	1,368,273
			1.9%
Pandora Select Partners, LP (15)	643,149	62,583	580,566
			0.8%
Whitebox Credit Arbitrage Partners, LP (16)	1,585,138	154,246	1,430,892
			2.0%
TPG Opportunity Fund I, L.P. (17)	6,823,226	622,107	6,201,119
			8.6%
TPG Opportunity Fund III, L.P. (18)	2,924,240	266,617	2,657,623
			3.7%
Mardi Gras Ltd. (19)	2,607,775	229,995	2,377,780
			3.3%
High Ridge Ltd. (20)	14,422,225	1,325,356	13,096,869
			18.2%
Strategic Value Special Situations Fund, L.P. (21)	887,244	78,251	808,993
			1.1%

(1)	The address of Simplon Partners, L.P. is 45 Rockefeller Plaza, Suite 2109 New York, NY 10111. Thomas A. McKay exercises voting and dispositive power over the securities held by Simplon Partners, L.P.
(2)	The address of Simplon International Limited is 45 Rockefeller Plaza, Suite 2109 New York, NY 10111. Thomas A. McKay exercises voting and dispositive power over the securities held by Simplon International Limited.
(3)	The address of Highbridge International, LLC is ATTN: Anthony Vernale 40 West 57th Street, 32nd Floor New York, NY, 10019. Highbridge Capital Management, LLC is the trading manager of Highbridge International, LLC and has voting and dispositive power over the securities held by Highbridge International, LLC. Scott Kapnick is the Chief Executive Officer of Highbridge Capital Management, LLC. Each of Highbridge Capital Management LLC and Scott Kapnick disclaims beneficial ownership of the securities held by Highbridge International LLC.
(4)	The address of West Face Long Term Opportunities Global Master L.P. is c/o West Face Capital Inc., 2 Bloor Street East, Suite 3000, Toronto, Ontario M4W 1A8. West Face Capital Inc. (“West Face Capital”), which is the Advisor to West Face Long Term Opportunities Global Master L.P. (“Global Master Fund”), exercises voting and dispositive power over the securities held by Global Master Fund. Voting and investment decisions of West Face Capital are made by its Co-Chief Investment Officers, Gregory Boland and Peter Fraser, each of whom disclaims beneficial ownership of any shares held by Global Master Fund.
(5)	The address of BlueMountain Distressed Master Fund L.P. is Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Ethan Auerbach, Andrew Feldstein and Derek Smith exercise voting and dispositive power over the securities held by BlueMountain Distressed Master Fund L.P.
(6)	The address of BlueMountain Long/Short Credit Master Fund L.P. is Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Ethan Auerbach, Andrew Feldstein and Derek Smith exercise voting and dispositive power over the securities held by BlueMountain Long/Short Credit Master Fund L.P.
(7)	The address of BlueMountain Long/Short Credit and Distressed Reflection Fund PLC, a sub-fund of AAI BlueMountain Fund PLC, is c/o BlueMountain Capital Management, LLC, 280 Park Avenue, 5th Floor East, New York, NY 10017. Ethan Auerbach, Andrew Feldstein and Derek Smith exercise voting and dispositive power over the securities held by BlueMountain Long/Short Credit and Distressed Reflection Fund PLC, a sub-fund of AAI BlueMountain Fund PLC.
(8)	The address of Blue Mountain Credit Alternatives Master Fund L.P. is Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Ethan Auerbach, Andrew Feldstein and Derek Smith exercise voting and dispositive power over the securities held by Blue Mountain Credit Alternatives Master Fund L.P.
(9)	The address of BlueMountain Timberline Ltd. is Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Ethan Auerbach, Andrew Feldstein and Derek Smith exercise voting and dispositive power over the securities held by BlueMountain Timberline Ltd.
(10)	The address of BlueMountain Kicking Horse Fund L.P. is Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Ethan Auerbach, Andrew Feldstein and Derek Smith exercise voting and dispositive power over the securities held by BlueMountain Kicking Horse Fund L.P.
(11)	The address of BlueMountain Strategic Credit Master Fund L.P. is Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Ethan Auerbach, Andrew Feldstein and Derek Smith exercise voting and dispositive power over the securities held by BlueMountain Strategic Credit Master Fund L.P.
(12)	The address of BlueMountain Credit Opportunities Master Fund I L.P. is Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Ethan Auerbach, Andrew Feldstein and Derek Smith exercise voting and dispositive power over the securities held by BlueMountain Credit Opportunities Master Fund I L.P.
(13)	The address of Zell Credit Opportunities Side Fund, L.P. (“ZCOF”) is Two North Riverside Plaza, Suite 600, Chicago, IL, 60606. ZCOF is a Delaware limited partnership. Chai Trust Company, LLC, an Illinois limited liability company (“Chai”), is the general partner and investment manager of ZCOF. The following individuals are the Senior Managing Directors of Chai: Robert M. Levin, Donald J. Liebentritt, Jonathan D. Wasserman, JoAnn Zell, Kellie Zell and Matthew Zell.
(14)	The address of Whitebox Multi-Strategy Partners, LP is 3033 Excelsior Blvd, STE 300 Minneapolis, MN 55416. Andrew Redleaf exercises voting and dispositive power over the securities held by Whitebox Multi-Strategy Partners, LP.

(15)	The address of Pandora Select Partners, LP is 3033 Excelsior Blvd, STE 300 Minneapolis, MN 55416. Andrew Redleaf exercises voting and dispositive power over the securities held by Pandora Select Partners, LP.
(16)	The address of Whitebox Credit Arbitrage Partners, LP is 3033 Excelsior Blvd, STE 300 Minneapolis, MN 55416. Andrew Redleaf exercises voting and dispositive power over the securities held by Whitebox Credit Arbitrage Partners, LP.
(17)	The address of TPG Opportunity Fund I, L.P. (“Opportunity I”) is 301 Commerce Street, Suite 3300, Fort Worth, TX, 76102. Opportunity I’s general partner is TPG Opportunities Advisors, Inc., a Delaware corporation (“Opportunities Advisors”). David Bonderman and James G. Coulter are officers, directors and sole shareholders of Opportunities Advisors and therefore may be deemed to beneficially own the shares held by Opportunity I. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by Opportunity I except to the extent of their pecuniary interest therein. The address of Opportunities Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(18)	The address of TPG Opportunity Fund III, L.P. (“Opportunity III”) is 301 Commerce Street, Suite 3300, Fort Worth, TX, 76102. Opportunity III’s general partner is Opportunities Advisors. David Bonderman and James G. Coulter are officers, directors and sole shareholders of Opportunities Advisors and therefore may be deemed to beneficially own the shares held by Opportunity III. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by Opportunity III except to the extent of their pecuniary interest therein. The address of Opportunities Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(19)	The address of Mardi Gras Ltd. is c/o Strategic Value Partners, LLC, 100 West Putnam Avenue, Greenwich, CT 06830. Victor Khosla, the Chief Investment Officer of Strategic Value Partners, LLC, indirectly exercises voting and dispositive power over the securities held by Mardi Gras Ltd. Mr. Khosla disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(20)	The address of High Ridge Ltd. is c/o Strategic Value Partners, LLC, 100 West Putnam Avenue, Greenwich, CT 06830. Victor Khosla, the Chief Investment Officer of Strategic Value Partners, LLC, indirectly exercises voting and dispositive power over the securities held by High Ridge Ltd. Mr. Khosla disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(21)	The address of Strategic Value Special Situations Fund, L.P. is c/o Strategic Value Partners, LLC, 100 West Putnam Avenue, Greenwich, CT 06830. Victor Khosla, the Chief Investment Officer of Strategic Value Partners, LLC, indirectly exercises voting and dispositive power over the securities held by Strategic Value Special Situations Fund L.P. Mr. Khosla disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

PLAN OF DISTRIBUTION

We are registering for resale the shares of common stock previously issued pursuant to the Stock Purchase Agreements to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register for resale the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $31,364 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

In the event of a material change in the plan of distribution disclosed in this prospectus, the selling stockholders will not be able to effect transactions in the shares pursuant to this prospectus until such time as a post-effective amendment to the registration statement is filed with and declared effective by the SEC.

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our capital stock. This summary is not intended to be a complete description of our capital stock, and it is subject in all respects to the applicable provisions of Delaware law and of our constituent documents and of the constituent documents of our subsidiaries. For more information, please review our Amended and Restated Certificate of Incorporation, as amended, and our Amended and Restated By-laws.

General

Our authorized capital stock consists of 4,200,000,000 shares of common stock, $.001 par value per share and 1,000,000 shares of preferred stock, $.001 par value per share. No preferred shares are designated and outstanding as of the date of this prospectus.

Common Stock

As of March 7, 2014, there were 72,152,555 shares of our common stock outstanding, which were held by an estimated 279 record owners. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the right of holders of any preferred stock then outstanding, holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors. Upon the liquidation, dissolution or winding up of the company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities. Holders of our common stock have no non-contractual preemptive, subscription, redemption or conversion rights.

Preferred Stock

Our board of directors may, without stockholder approval, issue preferred stock from time to time as shares of one or more classes or series. Subject to the provisions of our Amended and Restated Certificate of Incorporation and limitations prescribed by law, the board of directors is expressly authorized to issue the shares, fix the number of shares, change the number of shares constituting any series, and provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights, and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any further action or vote by the stockholders and subject to the terms of our preferred stock.

One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of our Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of the preferred stock pursuant to the board of directors’ authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for common stock or may otherwise adversely affect the market price of common stock.

Delaware Anti-Takeover Law

The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the time the person became an interested stockholder unless:

•	prior to the time the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned a least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding stock owned by the interested stockholder) those (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time the person became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

The application of Section 203 may limit the ability of our stockholders to approve a transaction that they may deem to be in their interests. Under Section 203, a “business combination” generally includes a merger, asset or stock sale, or other similar transaction with an interested stockholder, and an “interested stockholder” is generally a person who, together with its affiliates and associates, owns or, in the case of affiliates or associates of the corporation, owned 15% or more of a corporation’s outstanding voting securities within three years prior to the determination of interested stockholder status.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information that we file with it, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not deemed filed under the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on March 8, 2013;

•	our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on March 7, 2014;

•	our Definitive Proxy Statement on Schedule 14A filed on April 29, 2013; and

•	our Current Reports on Form 8-K filed on January 13, 2012; January 23, 2012; January 30, 2012; March 6, 2012, as amended by the Form 8-K/A filed on April 20, 2012; March 29, 2012; May 3, 2012; June 5, 2012; August 1, 2012; August 9, 2012; September 25, 2012; September 27, 2012; November 20, 2012; December 24, 2012; December 27, 2012; January 9, 2013; January 16, 2013; March 8, 2013; April 3, 2013; April 29, 2013; May 9, 2013; June 10, 2013; June 28, 2013; July 25, 2013; July 26, 2013; December 13, 2013; December 18, 2013; February 5, 2014; March 3, 2014 and March 12, 2014.

We will provide copy of any of these filings at no cost upon your written request directed to Dune Energy, Inc., Two Shell Plaza, 777 Walker Street, Suite 2300, Houston Texas, 77002, Attention: Investor Relations or upon your oral request made by calling our Investor Relations department at (713) 229-6300.

We also make available free of charge on our internet website at http://www.duneenergy.com our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

LEGAL MATTERS

Legal matters in connection with the validity of the shares offered by this prospectus have been passed upon by DLA Piper LLP (US), Austin, Texas.

EXPERTS

The financial statements of Dune at December 31, 2013, 2012 and 2011 and accompanying footnotes incorporated by reference in this prospectus and registration statement have been audited by MaloneBailey, LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are incorporated in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

Certain estimates of net total oil and natural gas reserves and the PV-10 value of such reserves as of December 31, 2013 incorporated by reference in this prospectus were developed by the Company based, in part, upon a reserve report dated August 16, 2013, prepared by DeGolyer and MacNaughton, an independent petroleum engineering firm.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Our expenses in connection with the issuance and distribution of the securities being registered, other than any underwriting discount, are estimated as follows:

SEC Registration Fee	$1,364
Legal Fees and expenses	$25,000
Accountants’ Fees and Expenses	$5,000
Miscellaneous Expenses	$0
Total	$31,364

Item 14. Indemnification of Directors and Officers

Section 145(a) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 145(j) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. In accordance with Section 102(b)(7) of the DGCL, our Amended and Restated Certificate of Incorporation contains a provision that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, subject to the limitations of Section 102(b)(7).

Furthermore, our Amended and Restated Certificate of Incorporation and Bylaws provide for (i) indemnification of our directors, officers and employees and agents (to the extent deemed appropriate by the board of directors) to the fullest extent permitted by applicable law; (ii) the right of our directors, officers, employees and agents to be paid or reimbursed by us for the reasonable expenses incurred in advance of a proceeding’s final disposition to the fullest extent authorized by applicable law; and (iii) the purchase of insurance by us to protect us and any person who is or was serving as our director, officer, employee or agent.

In addition, we have entered into indemnification agreements with each of our directors. The indemnification agreements provide that the Company will indemnify each person subject to an indemnification agreement (each, an “Indemnified Party”) to the fullest extent permitted by applicable law against all expenses, judgments, penalties, fines and amounts paid in settlement of certain proceedings that may result or arise in connection with such Indemnified Party serving in his capacity as an officer or director of the Company, or is or was serving at the request of the Company as an officer, director, employee or agent of another entity. The indemnification agreements further provide that, upon an Indemnified Party’s request, the Company will advance expenses to the Indemnified Party. Pursuant to the indemnification agreements, an Indemnified Party is presumed to be entitled to indemnification and anyone seeking to overcome this presumption has the burden of proving otherwise.

We maintain insurance policies that provide coverage to our directors and officers against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

On December 21, 2012, we issued 18,749,997 shares of our common stock in the amounts and to the parties identified below (the “Investors”), pursuant to a Stock Purchase Agreement (collectively the “Stock Purchase Agreements” and such transaction the “Financing”) between the company and each such stockholder, resulting in gross proceeds to the company of $30,000,000 (the “Initial Closing”). Upon our election, and subject to our meeting certain performance objectives, we may conduct two additional closings with the Investors prior to December 31, 2013 (each a “Subsequent Closing”). In each Subsequent Closing, we will issue up to 6,250,000 shares of our common stock at a purchase price of $1.60 per share or a total purchase price of up to $10,000,000. The Investors may also elect to require us to conduct a closing in which we will issue the remaining shares to be issued in the Financing, upon the occurrence of certain events specified in the Stock Purchase Agreements.

On May 8, 2013, pursuant to the terms of the Stock Purchase Agreements, the Company conducted a Subsequent Closing with the Investors in which the Company issued 6,249,996 shares of its common stock, resulting in gross proceeds to the Company of $10,000,000.

On June 28, 2013, pursuant to the terms of the Stock Purchase Agreements, the Company conducted the final Subsequent Closing with the Investors in which the Company issued 6,249,996 shares of its common stock, resulting in gross proceeds to the Company of $10,000,000.

The shares of common stock were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act. The proceeds from the sale of common stock will be used to fund working capital and repay indebtedness.

Purchaser	Total Number of Shares Purchased
Simplon Partners, L.P.	327,823
Simplon International Limited	804,162
Highbridge International, LLC	1,724,507
West Face Long Term Opportunities Global Master L.P.	4,967,582
BlueMountain Distressed Master Fund L.P.	1,370,524
BlueMountain Long/Short Credit Master Fund L.P.	1,550,939
BlueMountain Long/Short Credit and Distressed Reflection Fund PLC, a sub-fund of AAI Blue Mountain Fund PLC	111,010
Blue Mountain Credit Alternatives Master Fund L.P.	1,589,287
BlueMountain Timberline Ltd.	1,402,316
BlueMountain Kicking Horse Fund L.P.	3,964
BlueMountain Strategic Credit Master Fund L.P.	211,641
BlueMountain Credit Opportunities Master Fund I L.P.	638,741
Zell Credit Opportunities Side Fund, L.P.	2,114,236
Whitebox Multi-Strategy Partners, LP	737,479
Pandora Select Partners, LP	312,916
Whitebox Credit Arbitrage Partners, LP	771,230
TPG Opportunity FundI, L.P.	3,110,534
TPG Opportunity Fund III, L.P	1,333,086
Mardi Gras Ltd.	1,149,976
High Ridge Ltd.	6,626,780
Strategic Value Special Situations Fund, L.P.	391,256

Item 16. Exhibits

The exhibits listed on the Exhibit Index to this registration statement are hereby incorporated by reference.

Item 17. Undertakings

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 12, 2014.

DUNE ENERGY, INC.

By:	/s/ JAMES A. WATT
James A. Watt, President and Chief Executive Officer
(principal executive officer)

Power of Attorney

Each person whose signature appears below hereby appoints each of James A. Watt and Frank T. Smith, Jr., severally, acting alone and without the other, his or her true and lawful attorney-in-fact, with full power of substitution, and with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this registration statement on Form S-1, to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on March 12, 2014.

Signature	Title

/S/ JAMES A. WATT	Chief Executive Officer and Director
James A. Watt	(principal executive officer)

/S/ FRANK T. SMITH, JR.	Chief Financial Officer
Frank T. Smith, Jr.	(principal financial and accounting officer)

/S/ MARJORIE L. BOWEN	Director
Marjorie L. Bowen

/S/ JOHN R. BRECKER	Director
John R. Brecker

Director
Michael R. Keener

/S/ ALEXANDER A. KULPECZ, JR.	Director
Alexander A. Kulpecz, Jr.

/S/ ROBERT A. SCHMITZ	Director
Robert A. Schmitz

EXHIBITS

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-KSB (File No. 001-32497) for the year ended December 31, 2002).

3.1.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated May 7, 2003 (incorporated by reference to Exhibit 3.1.1 the Registrant’s Form 10-K (File No. 001-32497) for the year ended December 31, 2010).

3.1.2	Certificate of Amendment of Certificate of Incorporation, dated May 5, 2004 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q (File No. 001-32497) for the period ended March 31, 2007).

3.1.3	Certificate of Amendment of Certificate of Incorporation, dated June 12, 2007 (incorporated by reference to Exhibit 3.1.3 to the Registrant’s Form 10-K (File No. 001-32497) for the year ended December 31, 2010).

3.1.4	Certificate of Amendment of Certificate of Incorporation, dated December 14, 2007 (incorporated by reference to Exhibit 3.1.4 to the Registrant’s Form 10-K (File No. 001-32497) for the year ended December 31, 2010).

3.1.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated December 1, 2009 (incorporated by reference to Exhibit 3.1.2 to the Registrant’s Current Report on Form 8-K (File No. 001-32497) filed on December 1, 2009).

3.1.6	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated December 22, 2011 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K (File No. 001-32497) filed on December 27, 2011).

3.2	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.1 to the Registrant’s Report on Form 8-K (File No. 001-32497) filed on July 12, 2010).

4.1	Registration Rights Agreement, dated January 10, 2012, between Dune Energy, Inc. and TPG Opportunity Fund I, L.P., TPG Opportunity Fund III, L.P., West Face Long Term Opportunities Global Master L.P., Strategic Value Master Fund, Ltd., Strategic Value Special Situations Master Fund, L.P., BlueMountain Credit Alternatives Master Fund, LP, BlueMountain Distressed Master Fund, LP, BlueMountain Long/Short Credit Master Fund, LP, BlueMountain Strategic Master Fund, LP and BlueMountain Timberline, Ltd., (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K (File No. 001-32497) filed on January 10, 2012).

4.2	Indenture, dated December 22, 2011 by and among Dune Energy, Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File No. 001-32497) filed on December 27, 2011).

4.3	Collateral Agreement, dated December 22, 2011, by and among Dune Energy, Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K (File No. 001-32497) filed on December 27, 2011).

4.4	Second Lien Mortgage (incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K (File No. 001-32497) filed on December 27, 2011).

4.5	Indenture, dated May 15, 2007, among the Company, each of Dune Operating Company and Vaquero Partners LLC, as guarantors, and The Bank of New York, as trustee and collateral agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-32497) filed on May 21, 2007).

4.6	First Supplemental Indenture, dated December 30, 2008, by and among Dune Energy, Inc, the guarantors signatory thereto and The Bank of New York Mellon (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-32497) filed on December 30, 2008).

4.7	Second Supplemental Indenture, dated as of December 21, 2011, by and among Dune Energy, Inc., the guarantors signatory thereto and The Bank of New York Mellon (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-32497) filed on December 27, 2011).

4.8	Registration Rights Agreement, dated December 20, 2012 by and among Dune Energy, Inc. and Simplon Partners, L.P., Simplon International Limited, Highbridge International, LLC, West Face Long Term Opportunities Global Master L.P., BlueMountain Distressed Master Fund L.P., BlueMountain Long/Short Credit Master Fund L.P., AAI BlueMountain Fund PLC, Blue Mountain Credit Alternatives Master Fund L.P., BlueMountain Timerberline Ltd., BlueMountain Kicking Horse Fund L.P., BlueMountain Strategic Credit Master Fund L.P., BlueMountain Credit Opportunities Master Fund I L.P., Zell Credit Opportunities Side Fund, LP, Whitebox Multi-Strategy Partners, LP, Pandora Select Partners, LP, Whitebox Credit Arbitrage Partners, LP, TPG Opportunity Fund I, L.P., TPG Opportunity Fund III, L.P., High Ridge Ltd., Strategic Value Special Situations Fund, L.P., Mardi Gras Ltd. (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K (File No. 000-27897) filed on December 24, 2012).

5.1**	Opinion of DLA Piper LLP (US).

10.1	Employment Agreement, effective October 1, 2012, between Dune Energy, Inc. and James A. Watt (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 000-27897) filed on September 25, 2012).

10.2	Employment Agreement, effective October 1, 2012, between Dune Energy, Inc. and Frank T. Smith, Jr. (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K (File No. 000-27897) filed on September 25, 2012).

10.3	2005 Non-Employee Director Incentive Plan (incorporated by reference to Exhibit A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-32497) filed on May 30, 2006).

10.4	Dune Energy, Inc. 2007 Stock Incentive Plan (incorporated by reference to Exhibit B to the Registrant’s Preliminary Information Statement on Schedule 14C (File No. 001-32497) filed on November 9, 2007).

10.5	Form of Grant Agreement under Dune Energy, Inc. 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Form 10-K (File No. 001-32497) for the year ended December 31, 2010).

10.6	Amended and Restated Credit Agreement, dated December 22, 2011, among Dune Energy, Inc., Bank of Montreal, CIT Capital Securities LLC and the lenders party thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-32497) filed on December 27, 2011), as amended in the First Amendment to the Amended and Restated Credit Agreement dated September 25, 2012 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 000-27897) filed on September 27, 2012) ), as further amended in the Second Amendment to the Amended and Restated Credit Agreement dated May 3, 2013 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 000-27897) filed on May 3, 2013) and as further amended in the Third Amendment to the Amended and Restated Credit Agreement dated December 17, 2013 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 000-27897) filed on December 18, 2013) (collectively, the “New Credit Agreement”).

10.7

Amended and Restated Guarantee and Collateral Agreement dated as of December 22, 2011, by and among Dune Energy, Inc., the grantors named therein and Bank of Montreal (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-32497) filed on December 27, 2011).

10.8

Amended and Restated Mortgage Deed of Trust, Assignment of as Extracted Collateral, Security

Agreement, Fixture Filing and Financing Statement, dated as of December 22, 2011, from Dune Properties, Inc. to Bank of Montreal as administrative agent. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 001-32497) filed on December 27, 2011).

10.9	Master Assignment of Note and Liens, dated as of December 22, 2011 by and among Dune Energy, Inc., Dune Properties, Inc., Dune Operating Company, Wells Fargo Capital Finance, Inc., Wayzata Opportunities Fund II, L.P., Bank of Montreal and other lender parties thereto (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 001-32497) filed on December 27, 2011).

10.10

Intercreditor Agreement dated as of December 22, 2011, by and among Dune Energy, Inc., its subsidiaries, Bank of Montreal and U.S. Bank National Association (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K (File No. 001-32497) filed on December 27, 2011).

10.11	1992 ISDA Master Agreement, together with Schedule, dated May 15, 2007 among Wells Fargo Foothill, Inc., the Company and certain subsidiaries of the Company (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K (File No. 001-32497) filed on June 25, 2010).

10.12	Purchase and Sale Agreement, dated as of May 28, 2010, between Dune Properties, Inc., as Seller, and Texas Petroleum Investment Company, as Buyer (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K (File No. 001-32497) filed on June 30, 2010).

10.13	Common Stock Purchase Agreements, dated December 20, 2012 between Dune Energy, Inc. and each of Simplon Partners, L.P., Simplon International Limited, Highbridge International, LLC, West Face Long Term Opportunities Global Master L.P., BlueMountain Distressed Master Fund L.P., BlueMountain Long/Short Credit Master Fund L.P., AAI BlueMountain Fund PLC, Blue Mountain Credit Alternatives Master Fund L.P., BlueMountain Timerberline Ltd., BlueMountain Kicking Horse Fund L.P., BlueMountain Strategic Credit Master Fund L.P., BlueMountain Credit Opportunities Master Fund I L.P., Zell Credit Opportunities Side Fund, LP, Whitebox Multi-Strategy Partners, LP, Pandora Select Partners, LP, Whitebox Credit Arbitrage Partners, LP, TPG Opportunity Fund I, L.P., TPG Opportunity Fund III, L.P., High Ridge Ltd., Strategic Value Special Situations Fund, L.P., Mardi Gras Ltd. (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 000-27897) filed on December 24, 2012).

10.14	Dune Energy, Inc. 2012 Stock Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 000-27897) filed on April 25, 2012).

10.15

Amendment No. 2 to the Non-Qualified Stock Option Award Agreement between the Company and Stephen Kovacs (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 000-27897) filed on January 14, 2013).

10.16

Amendment No. 2 to the Non-Qualified Stock Option Award Agreement between the Company and Emanuel Pearlman (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K (File No. 000-27897) filed on January 14, 2013).

10.17

First Amendment to Dune Energy, Inc. 2012 Stock Incentive Plan (incorporated by reference to

Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 000-27897) filed on April 29, 2013).

10.18	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 000-27897) filed on April 29, 2013).

13.1	Annual Report on Form 10-K (File No. 001-32497) filed on March 8, 2013.

13.2	Annual Report on Form 10-K (File No. 001-32497) filed on March 7, 2014.

13.3	Definitive Proxy Statement on Schedule 14A filed on April 29, 2013.

21.1**	List of subsidiaries.

23.1**	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

23.2*	Consent of Malone & Bailey, PC.

23.3*	Consent of DeGolyer and MacNaughton, independent petroleum engineers.

99.1	Letter Report prepared by DeGolyer and MacNaughton, dated August 16, 2013 (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 10-K filed on March 7, 2014).

*	Filed herewith.
**	Previously filed